Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

STEPSTONE GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Class A common stock, par value $0.001 per share	Rule 457(a) (2)	15,614,587 (1)(3)	$31.23	$487,643,552.01	$110.20 per $1,000,000	$53,738.32

Equity	Class A common stock, par value $0.001 per share	Rule 457(a) (2)	2,200,000 (1)(4)	$31.23	$68,706,000.00	$110.20 per $1,000,000	$7,571.40

Total Offering Amounts					$556,349,552.01		$61,309.72

Total Fee Offsets							—

Net Fee Due							$61,309.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of StepStone Group Inc. which become issuable under the StepStone Group Inc. 2020 Long-Term Incentive Plan (the “LTIP”) or the StepStone Group Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low prices of a share of Class A Common Stock reported on the Nasdaq Global Select Market on September 14, 2023.

(3)	Represents 15,614,587 additional shares of Class A Common Stock reserved for issuance under the Plan.

(4)	Represents 2,200,000 shares of Class A Common Stock reserved for issuance under the ESPP.